Exhibit 99.1

Release:	November 12, 2024
Media contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor contact:	Humphrey Lee, 515-235-9500, lee.humphrey@principal.com

Principal® names Deanna Strable next president and CEO

Dan Houston to remain executive chair of the Board

(DES MOINES, Iowa) – Principal Financial Group® (Nasdaq: PFG) today announced the Board of Directors has appointed president and chief operating officer Deanna Strable as the company’s next president and chief executive officer, effective January 7, 2025. Strable succeeds Dan Houston, who will continue to serve as executive chair of the Board.

“I’m incredibly proud of the company we have built, the culture of care and expertise developed, and our unwavering commitment to clients. It has been an honor to serve as president and CEO and work with so many talented employees around the world,” said Houston. “Deanna has been a trusted partner and a co-architect in the company’s growth strategy. I have the utmost confidence in her leadership and business acumen and look forward to working with her to ensure a smooth transition.”

Strable will also join the Principal Board of Directors in January 2025. Before being appointed president and COO in August 2024, she served as the company’s CFO from 2017 to 2024, and before that, as president of its workplace benefits and insurance business.

“Deanna brings strategic vision, strong leadership experience, and a deep understanding of the company's interconnected business units and great culture,” said Scott M. Mills, lead independent director of the Principal Board of Directors. “She has cultivated a breadth and depth of experience during her 35 years with Principal and held key leadership roles in shaping its strategy and portfolio of businesses. We look forward to her continued leadership driving Principal into the next phase of growth.”

Strable has been instrumental in leading business strategy and operations as Principal® has gone through significant growth while continually strengthening its market position. She helped build the company’s Benefits and Protection business – as the first leader of its Specialty Benefits division and leading the integration with its life insurance business – before stepping into the role of business unit president in 2015.

“I am honored to be appointed as the company’s next president and CEO and build upon the strong foundation we’ve established under Dan’s leadership,” said Strable. “Throughout my career, I’ve seen Principal strengthen its position as a leading global financial services company dedicated to helping customers build strong financial futures. Alongside our committed and passionate colleagues around the world, I look forward to continuing our culture of innovation, inclusion, and service, with a focus on meeting customer needs to drive growth and create shareholder value.”

Strable succeeds Houston in the role. Houston has served as president and CEO for Principal since 2015 and has held several leadership positions during his 40 years with the company. During that time, he has navigated highly complex business issues—from the financial crisis to industry reform and through the global pandemic. During Houston’s tenure as president and CEO, Principal’s market capitalization grew from $13 billion to more than $20 billion as he’s focused the company’s strategy on the highest value opportunities and growth drivers to serve customers and shareholders around the world.

“Dan has been the driving force behind Principal’s evolution over the last 10 years,” said Mills. “He set the company’s growth agenda and led the company through significant transformation. Principal is in a position of strength today and is well positioned for continued growth thanks to his leadership.”

About Principal Financial Group®

Principal Financial Group® (Nasdaq: PFG) is a global financial company with nearly 19,000 employees1 passionate about improving the wealth and well-being of people and businesses. In business for 145 years, we’re helping approximately 68 million customers2 plan, protect, invest, and retire, while working to support the communities where we do business, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of the 2024 World’s Most Ethical Companies® by Ethisphere3, a member of the Bloomberg Gender Equality Index, and a “Best Place to Work in Money Management4.” Learn more about Principal and our commitment to building a better future at principal.com.

1 As of September 30, 2024

2 As of September 30, 2024

3 Ethisphere, 2024

4 Pensions & Investments, 2023

© 2024 Principal Financial Services, Inc. Principal®, Principal Financial Group®, and Principal and the logomark design are registered trademarks of Principal Financial Services, Inc., a Principal Financial Group company, in the United States and are trademarks and services marks of Principal Financial Services, Inc., in various countries around the world.